Exhibit 10.1
WITHOUT PREJUDICE & SUBJECT TO CONTRACT

SETTLEMENT AGREEMENT
Between
HERTZ EUROPE LIMITED
And
MICHEL TARIDE

SETTLEMENT AGREEMENT
This Agreement is dated the 4th day of March 2019 and is made between:

(1)	Hertz Europe Limited, of Hertz House, 11 Vine Street, Uxbridge UB8 1QE (the “Employer”); and

(2)	Michel Taride of 14 Campden Grove, London W8 4JG (the “Executive”).
WHEREAS

(A)	The Executive was issued with notice of termination of employment on 5 December 2018 and is currently employed by the Employer on garden leave.

(B)	The Executive and the Employer have agreed terms on which he will leave the employment of the Employer on 31 March 2019.

(C)
The Executive and the Employer have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Executive has or may have in connection with his employment or its termination, or otherwise against the Employer or any Affiliated Company or their officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, the contractual and statutory claims referenced in this Agreement.

(D)
The Employer is entering this Agreement for itself and as agent for itself, its Affiliated Companies and its and their relevant officers and employees (former and present) and is duly authorised to do so.

IT IS AGREED as follows:

1	Definitions
In this Agreement:

1.1	“Affiliated Company” means a ‘subsidiary’ and/ or ‘holding company’ of the Employer, as defined in section 1159 of the Companies Act 2006, and a subsidiary of any holding company of the Employer;

1.2
“Hertz Severance Plan” means the 2008 Hertz Global Holdings, Inc Severance Plan for Senior Executives, as amended including the amendments as of 11 February 2013 and 25 February 2016 (as amended by this Agreement), excluding any amendment after the date of this Agreement;

1.3	“Independent Adviser” means Emily Knight of Mishcon de Reya LLP;

1.4
“Options” means the awards made under the Employee Stock Option Agreements, Performance Stock Unit Agreements and Restricted Stock Agreements (together, the “Stock Option Agreements”) between the Executive and Hertz Global Holdings, Inc. pursuant to the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”), listed at SCHEDULE 5 but which to avoid doubt do not form part of the Executive’s contract of employment;

1.5
“Reporting Obligations” means such disclosure, reports or announcements as required by law, in respect of the Employer’s (or any Affiliated Company’s) reports and accounts, information provided to HMRC, and disclosure to the Employer's officers, relevant employees or legal or professional advisers on condition they keep the same confidential;

1.6	"Senior Management Group" means the direct reports of Kathryn Marinello, or her successor or nominee from time to time, excluding her Executive Assistant; and

1.7	“Termination Date” means 31 March 2019.

1.8	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.9
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.10	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2	Termination of employment

2.1	Subject to the following provisions of this Agreement, the Executive’s employment with the Employer will terminate on the Termination Date by way of mutual agreement.

2.2
Until the Termination Date, the Executive shall be on garden leave. During the garden leave period the Executive shall continue to receive his normal salary and contractual benefits (including his Options) save for any eligibility for bonus and shall:

2.2.1    remain an employee of the Employer and bound by the terms and conditions of employment, save for his duty to work as modified by this clause 2.2;
2.2.2    not, without the prior written consent of Kathryn Marinello, or her successor or nominee as notified to the Executive from time to time attend his place of work or any other premises of the Employer or any Affiliated Company, attend board or other meetings of the Company or any Affiliated Company, or access the information technology systems of the Employer or any Affiliated Company;
2.2.3    not, without the prior written consent of Kathryn Marinello, or her successor or nominee as notified to the Executive from time to time contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, partner, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer or any Affiliated Company other than on a purely social basis;
2.2.4    take any holiday accrued such that no accrued holiday remains as at the Termination Date; and
2.2.5    save during such periods taken as holiday, be available by telephone on a number to be notified to Kathryn Marinello, or her successor or nominee as notified to the Executive from time to time, in order to assist with any queries that she may reasonably require of the Executive.

2.3
The Executive shall submit on or before the Termination Date any outstanding expenses claims in the usual way and the Employer shall reimburse the Executive for any expenses properly incurred before the Termination Date in the usual way.

3	Severance Payment

3.1	The Employer will, without admission of liability and in full and final settlement of any claims or rights of action pursuant to clause 13.1, pay to the Executive:

(a)
a total payment of £326,627, in lieu of the remainder of the Executive's notice period (the "PILON"), subject to deductions for income tax and national insurance contributions as required by law. The PILON will be paid as part of the first available payroll subject to payroll cut off dates following the later of (i) the Termination Date; and (ii) receipt by the Employer of a copy of this Agreement (as re-executed pursuant to clause 14 if applicable) signed by the Executive, together with the signed Independent Adviser's Certificate as set out in Schedule 2; and

(b)
a total payment of £799,816 (subject to deductions for tax and national insurance contributions as required by law) (the “Severance Payment”), to be paid by electronic bank transfer into the bank account into which the Executive’s salary has been paid prior to the Termination Date in 23 equal monthly instalments of £34,774.60 (the “Payment Period”), subject to clause 3.6.

3.2	As part of this settlement the Employer will also:
3.2.1    continue to obtain group private medical, dental and accident insurance (on the same or materially the same basis) for the Executive and his dependants for a period of two years after the Termination Date (or until such time as he is awarded cover for such benefits by a new employer if occurring sooner than two years after the Termination Date), subject to the terms and conditions of such insurance schemes from time to time;
3.2.2    cover the cost of any outplacement services by a professional provider utilised by the Executive in the 12 month period following the Termination Date up to a total capped value of $25,000 (inclusive of VAT), provided the invoice is addressed to the Executive expressed to be payable by the Employer and provided to Murali Kuppuswamy by email and post;
3.2.3    facilitate contact between the Executive and the Employer's relevant tax advisers, currently KPMG, or any other tax adviser which he may delegate and will provide any relevant information relevant to completion of the Executive's tax returns promptly on request. To avoid doubt, the Employer will not contribute to the costs of such tax assistance; and
3.2.4    permit the Executive to retain the Employer’s iPad and iPhone (the “Devices”) currently in his possession, subject to those Devices first being wiped of any Confidential Information and any software licensed to the Company or an Affiliated Company. The Employee is responsible for arranging transfer of the mobile telephone number for the iPhone to his ownership with effect from the Termination Date and he undertakes and agrees to be responsible for all charges and expenses associated with the Devices with effect from the day immediately following the Termination Date. No warranty is given by the Employer as to the condition of the Devices.

3.3
Payment of the Severance Payment and provision of the benefits outlined in clause 3.2 is subject to and strictly conditional upon the Executive’s continuing compliance with his material obligations under this Agreement and under the terms of the Hertz Severance Plan, including without limitation the post-termination restrictive covenants and confidentiality obligations annexed at SCHEDULE 3 (as amended by this Agreement), and the continuing material accuracy of the warranties at clause 11.

3.4
The first instalment of the Severance Payment shall be paid via payroll into the bank account into which the Executive has received salary during his employment as part of May payroll subject to prior receipt by the Employer of a copy of this Agreement (as re-executed pursuant to clause 14 if applicable) signed by the Executive and the signed Adviser’s Certificate as set out in SCHEDULE 2, and the remaining instalments of the Severance Payment shall be paid monthly thereafter.

3.5
The Employer may deduct from the sums referred to in clauses 2 and 3 any monies owed by the Executive to the Employer or any Affiliated Company. The Employer confirms that it is not aware of any sums that are owing at the date of this Agreement.

3.6
Compliance by the Executive with his material obligations and undertakings and the giving of truthful warranties under this Agreement shall each be a condition precedent to any payment or benefit as set out or referred to in this Agreement.

4	Stock Options

4.1	For purposes of the Stock Option Agreements, the Executive’s Options shall be treated in accordance with:
4.1.1    section 3(b)(iv) of the Employee Stock Option Agreements,
4.1.2    section 2(c)(iii) of the Performance Stock Unit Agreements, and
4.1.3    section (iii), Appendix A of the 2016 Restricted Stock Agreement, section 2(c)(iii) of the 2017 Restricted Stock Agreements and section 2(b)(iii) of the 2018 Restricted Stock Agreement.

4.2	The Executive will remain responsible for the taxation and employee's national insurance contributions that arise on any awards.

4.3
Subject to the Employer’s compliance with the material terms of this Agreement, the Executive agrees that he shall not be entitled by way of compensation or otherwise to claim for the loss of any rights under the Employee Stock Option Agreements, the Performance Stock Unit Agreements or otherwise under the Omnibus Plan or any other share incentive option plan (or long term incentive scheme) or to any other benefit, payment or award he may have received had his employment not terminated.

5	Provision of Car

5.1
The Executive shall be entitled to receive use of a car from the Employer until age 80 subject to and in accordance with the terms of the Company’s car policy in force from time to time in respect of its employees and the Post Retirement Assigned Car Benefit Policy attached at SCHEDULE 4A. The Executive shall remain responsible for any fuel, repairs or other costs that arise with his use of any car provided and all tax and employee National Insurance contributions due in respect of the provision of the car benefit.

5.2
The Executive shall further remain eligible for a retiree car rental discount through the Hertz Retiree Rentals programme attached at SCHEDULE 4B, in accordance with its terms from time to time in force.

6	Pension

6.1
The Executive will be provided with a monthly pension under the Hertz Supplementary Pension Plan based on the valuation set out at SCHEDULE 6, which valuation is inclusive of late retirement factor. The Executive can initiate his monthly payments following the Termination Date subject to the usual notification and administration requirements.

6.2
The Executive’s pension entitlement under the Hertz (UK) 1972 Pension Plan is unaffected by the terms of this Agreement and an estimated valuation is set out at SCHEDULE 6. The Executive can initiate his monthly payments following the Termination Date subject to the usual notification and administration requirements.

6.3
To avoid doubt, the waiver of claims under clause 13 below does not include any claim by the Executive in respect of his accrued pension entitlements and valuation of the same, including pursuant to the Hertz (UK) 1972 Pension Plan and Hertz Supplementary Pension Plan and including but not limited to claims relating to spousal benefits, lump sum payment, guaranteed period if the Executive’s spouse dies prior to the pension coming into payment, or to an increase in benefits after the pension comes into payment.

7	Directorships
The Executive will resign from the boards of the Employer, Daimler Hire Limited and Hertz Holdings III UK Limited with effect from the date of this Agreement, by signing and returning the letters at Schedule 7.

8	D&O Insurance
The Employer agrees to procure that, following the Termination Date and for a minimum of 6 years after the cessation of the Executive’s relevant directorship in each case, the Executive remains covered by a policy of directors' and officers' liability insurance in respect of his period of tenure as a director of the Company or any Affiliated Company prior to the Termination Date on terms no less favourable than those in place at the date of this Agreement. The Employer is not aware of any outstanding claims or circumstances that may give rise to a claim against the Executive as at the date of this Agreement.

9	Mutual Non Disparagement

9.1
The Executive agrees that he will make no statement, whether directly or indirectly, which could reasonably harm the business or reputation of the Employer or any Affiliated Company, or their owners, any of their employees or officers.

9.2
The Employer will not authorise or encourage its employees or officers to make any adverse or derogatory comments about the Executive or do anything which may bring the Executive into disrepute. If the Employer becomes aware that any of its officers or employees have made such a comment, it will instruct that officer or employee not to repeat the comment. Further, the Employer undertakes to procure that the board of directors of Hertz Global Holdings, Inc. and the Senior Management Group of the Hertz corporation are instructed to make no statement whether directly or indirectly, which could reasonably harm the reputation of the Executive.

9.3	Clause 9.2 is without prejudice to the Employer’s obligation to make any filing with the SEC in respect of the arrangements set out in this Agreement.

10	Legal fees
Following receipt of an appropriate VAT invoice addressed to the Executive and expressed to be payable by the Employer, the Employer will pay to the Executive's advisers identified in the Adviser's Certificate the Executive's reasonable legal costs incurred solely in connection with obtaining advice on this Agreement (up to a maximum of £55,000 plus VAT).

11	Executive’s Warranties
As a strict condition of receiving the sums under this Agreement, the Executive warrants and represents as follows, as at the date of this Agreement, and acknowledges that the Employer enters into this Agreement in reliance on these warranties:

11.1
The Executive has not retained and will not retain any copies (whether paper copies or copies stored on software storage media) of the documentation and information referred to at clauses 12.1 and 12.2 below, save for documentation and correspondence relating to his Options and accrued pension rights pursuant to the Plans;

11.2
The Executive has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of the Executive’s employment with the Employer, including without limitation (i) knowing violation of the Hertz Standards of Business Conduct or any similar policy, (ii) facilitated or engaged in, or had knowledge of, any financial or accounting improprieties; (iii) knowingly made any incorrect or false statements in any of his certifications relating to the Employer’s or any Affiliated Company’s filings required under applicable securities laws or management representation letters and the Executive has no knowledge of any incorrect or false statements in respect of the same (in the case of (ii) or (iii) excluding any information provided by a third party auditor in a report to both the Executive and a Board of Directors of the Company or any Affiliated Company), which if the matter had come to the Employer’s attention before the Termination Date would have entitled the Employer to terminate the Executive’s employment summarily or if it had been done or omitted after the date of the Agreement would have constituted a breach of any of its terms;

11.3
There are no matters of which the Executive is aware relating to any act or omission by the Executive or by any director, officer, employee or agent of the Employer or any Affiliated Company which if disclosed to the Employer would or might affect the Employer’s decision to enter into this Agreement or which has not been disclosed to the Employer;

11.4
The Executive has not issued proceedings before the employment tribunals, High Court or County Court or any other judicial body in any jurisdiction in respect of any claim in connection with the Executive’s employment or its termination and the Executive undertakes that, save where clause 13.2 applies, neither the Executive nor anyone acting on the Executive’s behalf will present such an application, or claim and that the Executive will not enforce any declaration or award in respect of such application or claim, whether under sections 188 to 192 of the Trade Union and Labour Relations (Consolidation) Act 1992 or otherwise; and

11.5
Having received the independent advice referred to in clause 16, the only claims or particular complaints which the Executive may have against the Employer or any of its Affiliated Companies, whether statutory or otherwise, are those referred to in clause 13.1 and SCHEDULE 1.

12	Executive’s Undertakings
In consideration of the Severance Payment the Executive undertakes to:

12.1
No later than the Termination Date, return to the Employer all documents and other property of the Employer or any Affiliated Company in the Executive’s possession or control, including, without limitation, mobile phones, laptops, security passes, keys, computer disks, tapes, records, correspondence, documents, files and other information (whether originals, copies or extracts) belonging to the Employer or any of its Affiliated Companies, together with all confidential information, save for the Executive's iPad and iPhone devices, which he is permitted to retain subject to the provisions of clause 3.2.4 above;

12.2
No later than the Termination Date, send the Employer copies of any electronic data held by or on behalf of the Executive which are the intellectual property of the Employer or any Affiliated Company and then delete that data permanently (to the extent possible without third party intervention) from the location in which it was held;

12.3
On request disclose to the Employer all passwords (including passwords to all protected files) created or protected by him which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to the Employer or any Affiliated Company;

12.4
Keep the terms of this settlement including the substance of any discussions or negotiations leading to the conclusion of this Agreement, and/or the terms on which the Executive’s employment is terminated, and/or the circumstances leading to the termination of the Executive’s employment, strictly confidential and not himself, or by his representative(s) or by anyone else on the Executive’s behalf disclose, communicate or otherwise make public the same to anyone (save to the Executive’s immediate family, professional advisers and the relevant tax authorities or otherwise as may be required to be disclosed by law), subject to the Executive’s right to make (i) a protected disclosure under section 43A of the Employment Rights Act 1996, (ii) a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; (iii) as part of co-operating with any law enforcement agency regarding a criminal investigation or prosecution;

12.5
Lend the Employer or any Affiliated Company such assistance as it may reasonably require in respect of matters relating to the period in which he was employed by the Employer including but not limited to assistance in connection with any actual or anticipated legal proceedings. The Executive acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Employer or any Affiliated Company. The Employer will reimburse any reasonable expenses (including legal and professional fees to the extent such assistance is not provided by the Employer’s appointed advisers) and loss of income incurred by the Executive as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Employer;

12.6
Not hold himself out as remaining employed by or otherwise continuing to work for the Employer or any Affiliated Company after the Termination Date, and to take such action required by him (at the Employer’s reasonable cost) to resign or otherwise terminate any residual employment relationship or corporate office (whether active or suspended) with an Affiliated Company in any other jurisdiction including in France, Italy or the United States.

13	Compromised claims

13.1
The Executive agrees that the terms of this Agreement are offered by the Employer without any admission of liability on the part of the Employer or any Affiliated Company and are in full and final settlement of all and any claims or rights of action that the Executive has or may have against the Employer or any Affiliated Company or their officers or employees in any jurisdiction whether arising out of the Executive’s employment with the Employer or its termination or from events occurring after this Agreement has been entered into, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this Agreement in any jurisdiction and including, but not limited to, the claims specified in SCHEDULE 1 of this Agreement (each of which is hereby intimated and waived), and in particular, but without limitation, in respect of the Executive’s allegations, whether or not presently asserted:

13.1.1    for unfair dismissal and related claims, under section 111 of the Employment Rights Act 1996;
13.1.2    automatic unfair dismissal under sections 94 and 103A and protection from suffering detriment under section 47B of the Employment Rights Act 1996 (protected disclosures);
13.1.3    in relation to the right to be accompanied and protection from suffering a detriment under section 11 of the Employment Relations Act 1999;
13.1.4    for breach of contract, wrongful dismissal or otherwise any damages for statutory and contractual notice;
13.1.5    in relation to an unlawful deduction from wages or unlawful payment, under part II of the Employment Rights Act 1996;
13.1.6    in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;
13.1.7    in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;
13.1.8    in relation to any breach of the Data Protection Act or relevant data protection legislation (as amended) or in relation to any data subject access request;
13.1.9    for direct or indirect discrimination, harassment or victimisation related to age under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;
13.1.10    for direct or indirect discrimination, harassment or victimisation related to sex under section 120 of the Equality Act 2010 and/or under section 63 of the Sex Discrimination Act 1975;
13.1.11        for direct or indirect discrimination, harassment or victimisation related to nationality or national origin under section 120 of the Equality Act 2010 and/or under section 54 of the Race Relations Act 1976;

13.1.12    in relation to any breach of the Data Protection Act 1998, Data Protection Act 2018 or relevant data protection legislation (as amended) or in relation to any data subject access request;
13.1.13    in relation to obligations under the Protection of Harassment Act 1997;
13.1.14    in relation to any claim arising out of his employment or its termination in any other jurisdictions including (without limitation) France, Italy or the United States;
and the Executive confirms that such claims are hereby compromised.

13.2	Claims in respect of:
13.2.1    accrued pension rights;
13.2.2    any latent free-standing personal injury claim, excluding personal injury claims under discrimination legislation or in connection with any protected disclosure; and
13.2.3    enforcing the terms of this Agreement
are excluded from the scope of compromised claims but the Executive confirms that he is not aware of any circumstances which would give rise to any claim in respect of personal injury, and that there is no such claim pending at the date of this Agreement.

13.3
The Executive agrees that, except for the payments and benefits expressly stated in this Agreement he will not be eligible for any other benefit, payment or award from the Employer in connection with the Executive’s employment or its termination, including but not limited to any claim for contractual or statutory notice pay, for the loss of any rights under the Severance Plan, the Omnibus Plan, or any other share, incentive or bonus scheme, and in connection with the termination of his directorships in the Employer and any Affiliated Company.

14	Re-execution

14.1
The Executive undertakes to notify the Employer of any claims listed or referred to at clause 13.1 which he believes or has been advised by the Adviser are in prospect as at the Termination Date (save in respect of those carved out by clause 13.2).

14.2
As directed by the Employer, the Executive undertakes on or after the Termination Date to (i) re-execute this Agreement or enter into a revised version of this Agreement updated by the Employer solely to ensure the effective waiver of all claims in prospect as at the Termination Date, save in respect of those carved out by clause 13.2; and (ii) to procure that the Independent Adviser produces a further signed certificate to confirm he or she has advised him on such re-execution or such revised Agreement, as set out in SCHEDULE 2.

14.3	The Executive acknowledges that all payments and benefits under this Agreement are conditional on his compliance with his obligations under this clause 14.

15	Breach of Agreement
The Executive acknowledges that the Employer is entering into this Agreement in specific reliance on the undertakings, representations and warranties in clauses 11 and 12. If the Executive pursues a claim against the Employer or any Affiliated Company arising out of his employment or its termination (other than those excluded under clause 13.2) or he materially breaches the post-termination restrictions at SCHEDULE 3 he agrees to repay any instalments of the Severance Payment that have been paid to him and that the Employer will have no continuing obligation to make payment of any further instalments of the Severance Payment.

16	Independent Advice

16.1	The Executive has been advised by the Independent Adviser who is a qualified lawyer and an independent adviser for the purposes of the legislation referred to in clause 17.

16.2
The Executive has received independent advice from the Independent Adviser as to the terms and effect of this Agreement and in particular its effect on the Executive’s ability to pursue a complaint before an employment tribunal and that he has given the Independent Adviser all relevant documentation and information to enable the Independent Adviser to advise the Executive on any and all known complaints that the Executive has or may have against the Employer.

16.3	The Executive will procure that the Independent Adviser completes and provides to the Employer the Independent Adviser’s Certificate at SCHEDULE 2.

17	Settlement Agreement
The parties hereto agree that this is a Settlement Agreement within the meaning of section 203 of the Employment Rights Act 1996 and this Agreement satisfies the conditions regulating Settlement Agreements contained within section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, clause 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and section 58 of the Pensions Act 2008.

18	Third Party Rights
Each Affiliated Company and any officer, director, trustee, shareholder or employee of the Employer or any Affiliated Company, may enforce the terms of this Agreement where any such term is expressed for such Affiliated Company’s or person’s benefit under the provisions of the Contracts (Rights of Third Parties) Act 1999.

19	Entire Agreement
This Agreement sets out the entire understanding between the parties and supersedes all prior discussions, communication and undertakings between them or their advisers whether orally or in writing.

20	Headings
The headings to clauses in this Agreement are for convenience only and have no legal effect.

21	Counterparts
This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.

22	Severability
The various provisions and sub-provisions of this Agreement and its Schedules are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement or its Schedules.

23	Governing law and jurisdiction

23.1	This agreement shall be governed by and construed in accordance with the laws of England and Wales.

23.2	The parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

24	Without Prejudice and subject to contract
Notwithstanding that this Agreement is marked “Without Prejudice and Subject to Contract”, it will, when dated and signed by all the parties named below and accompanied by the attached certificate signed by the Independent Adviser, become an open agreement.
Signed on behalf of Hertz Europe Limited

............../s/ RICHARD FRECKER.....................

............./s/ MICHEL TARIDE..............

Signed by Michel Taride

SCHEDULE 1
Claims:
Employment Rights Act 1996

(a)	in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

(b)	in relation to maternity, paternity, adoption and parental rights and flexible working, under parts VIII and VIIIA of the Employment Rights Act 1996;

(c)	in relation to time off work, under sections 51, 54, 57, 57A, 57B, 58, 60, 63 and 63C of the Employment Rights Act 1996;

(d)	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996
Equality

(e)
for direct or indirect discrimination, harassment or victimisation related to religion or belief, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

(f)
for direct or indirect discrimination, harassment or victimisation related to race, colour, or ethnic origin under section 120 of the Equality Act 2010 and/or under section 54 of the Race Relations Act 1976;

(g)
for direct or indirect discrimination, harassment or victimisation related to marital or civil partnership status, under section 120 of the Equality Act 2010 and/or under section 63 of the Sex Discrimination Act 1975;

(h)
for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or under section 17A of the Disability Discrimination Act 1995;

Miscellaneous

(i)	any claim in the Executive’s capacity as a shareholder under any share save scheme or in relation to any shares, howsoever and whenever arising;

(j)	in relation to the right to request time off for study or training under section 613 of the Employment Rights Act 1996;

(k)	for failure to comply with obligations under the Human Rights Act 1998 or the Protection from Harassment Act 1997;

(l)	for failure to comply with obligations under the Data Protection Act 1998 (as amended); and

(m)	arising in consequence of the United Kingdom’s membership of the European Union.

SCHEDULE 2
Independent Adviser’s Certificate
I, Emily Knight of Mishcon de Reya LLP confirm that I have given independent advice to Michel Taride of 14 Campden Grove, London W8 4JG (Executive) as to the terms and effect of the above Agreement and in particular its effect on the Executive’s ability to pursue the Executive’s rights before an employment tribunal.
I confirm that

•	I am a relevant independent adviser (as defined by section 203 Employment Rights Act 1996).

•	I am not a party or connected to a party to this Agreement or any complaint relating to it within the meaning of section 147(5) of the Equality Act 2010.

•	there is no connection between me and the Executive which gives rise to a conflict of interest in relation to this Agreement or any complaint which it compromises.

•
there is or was at the time of the advice given to the above in force a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by the Executive in respect of any loss arising from the advice.

SIGNED_________/s/ EMILY KNIGHT_____________
DATED_________4/3/2019__________

SCHEDULE 3
POST-TERMINATION RESTRICTIVE COVENANTS AND CONFIDENTIALITY

1	Restrictive Covenants

1.1	The following definitions will have the meanings set out below:
1.1.1    “Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity;
1.1.2    “Company Business” means any car rental or comparable business with which the Executive was involved to a material extent at the Employer or any Affiliated Company in the 12 months before Termination;
1.1.3    “Restricted Business” means a business which is the same or similar to the Company Business and is competing against the Employer and any Affiliated Company for the same customer base. For the avoidance of doubt, this does not include any equipment rental business;
1.1.4    “Restricted Person” means anyone employed or engaged by the Employer and any Affiliated Company at a managerial level and who could materially damage the interests of the Employer and any Affiliated Company if they were involved in any Capacity in any business concern which competes with any Company Business and with whom the Executive dealt in the 12 months before Termination in the course of his employment;

1.2
In order to protect the Confidential Information and business connections of the Employer and any Affiliated Company to which the Executive has access as a result of his employment, the Executive covenants with the Employer (for itself and as trustee and agent for each Affiliated Company) that the Executive will not:

1.2.1    for 24 months after the Termination Date, be involved in any Capacity with any business concern which is (or intends to be) carrying out a Restricted Business;
1.2.2    for 24 months after the Termination Date, offer to employ or engage or otherwise endeavour to entice away from the Employer or any Affiliated Company any Restricted Person; and/or
1.2.3    for 24 months after the Termination Date, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement.

1.3	None of the restrictions in paragraph 1.2 shall prevent the Executive from:
1.3.1    holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company which is listed or dealt in on a recognised stock exchange
1.3.2    being engaged or concerned in any business concern insofar as the Executive's duties or work shall relate solely to geographical areas outside of the geographic area in which the Employer or any Affiliated Company operate or outside of a geographic area where the Employer or any Affiliated Company had plans to enter at the Termination Date;
1.3.3    being engaged or concerned in any business concern where the Executive's duties or work relate solely to services or activities of a kind with which the Executive was not concerned to a material extent in the 12 months before the Termination Date.

1.4	The restrictions imposed on the Executive by this paragraph apply to him acting:
1.4.1    directly or indirectly; and

1.4.2    on the Executive’s own behalf or on behalf of, or in conjunction with, any firm, company or person.

1.5	The Executive entered into the restrictions in this paragraph having been separately legally advised.

1.6
Each of the restrictions in this paragraph is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

2	Confidential Information

2.1
“Confidential Information” means any trade secret or other information (whether or not recorded in documentary form, including electronic, or memory) concerning the business, affairs, finances, business methods, corporate or strategic plans including the Mobility Programme and analysis and proposals in respect of the processing and monetisation of data in connection with the usage rental cars, product development and other confidential technical information relating to the research and development, production or supply of any service (or other proprietary data), intellectual property rights however arising, marketing plans, internal processes, confidential information regarding the identity or business operations of customers or their business relationships with the Company or an Affiliated Company, and information regarding directors, employees and other personnel, together with information provided in confidence by any third party and other proprietary and confidential information of the Employer or any Affiliated Company, in each case which is not in the public domain other than through the Executive’s own default.

2.2
The Executive will not, for the remainder of his employment or at any time after it ends, without the prior written approval of the Employer, use Confidential Information for his own benefit or for the benefit of any other person, firm, company or organisation (other than the Employer), or directly or indirectly disclose Confidential Information to any person (other than any person employed by the Employer whose province it is to have access to that Confidential Information).

2.3	For the remainder of the Executive’s employment and whilst in receipt of payments pursuant to this Agreement he will:
2.3.1    use his best endeavours to prevent the unauthorised publication or disclosure by third parties of any Confidential Information; and
2.3.2    not make (otherwise than for the Employer’s benefit) any notes, memoranda, records, tape recordings, computer programs, photographs, plans, drawings or any other form of record (whether electronic or paper) relating to any matter within the scope of the Employer’s business or of that of any Affiliated Company or concerning any of the Employer’s dealings or affairs or those of any Affiliated Company

2.4
These restrictions will not apply to any Confidential Information or other information which (otherwise than through the Executive’s default) becomes available to, or within the knowledge of, the public generally, or to information disclosed for the purpose of making a protected disclosure within the meaning of Part IVA of the Employment Rights Act 1996, or to a relevant pay disclosure made in compliance with section 77 of the Equality Act 2010. For the avoidance of doubt, nothing in this Agreement shall limit the ability of the Executive to file a complaint with any Federal or State governmental agency or commission in the United States or otherwise participate in any investigation or proceeding that may by conducted by any such agency or commission save that the Executive shall not disclose any privileged or Confidential Information unless required by law.

SCHEDULE 4A
POST RETIREMENT ASSIGNED CAR BENEFIT POLICY
Policy
It shall be the policy of The Hertz Corporation to provide the use of an assigned vehicle to select key Corporate Officers as a post retirement benefit. The conditions pertaining to eligibility and other requirements associated with this benefit are outlined below.
Eligibility
Covered classifications – Corporate elected officers at the level of Executive Vice President and above.
-    Participation in a demo vehicle evaluation program as an active employee.
-    Minimum of 20 years of company service.
-    Participant retires from active employment at age 58 or above.
Program

-
Authorized for use of assigned vehicle from Hertz fleet up to a level consistent with the class of vehicle assigned while an active employee or the highest level of vehicle available in the RAC Fleet. Any accessories or options added beyond the standard level provided for this vehicle as part of the RAC Fleet would be at the participating retiree’s expense.

-	The ordering, delivery and disposal of the vehicle will be accomplished through the RAC Fleet Department.

-	The taxable value of the vehicle will be established by the Company and provided to the participant for tax reporting purposes.

-	Insurance on the vehicle will be provided by the Company as will normal maintenance procedures to conform to warranty requirements.
-    All other operating expenses will be the responsibility of the participant.

-	Participant must maintain and provide proof of a valid driver’s license annually or on demand by the Company to be eligible for continued participation in this benefit.

-
The Company will reserve the right to cancel any individual’s participation in this benefit if there is reason to believe that continued participation would pose an unacceptable and potentially significant liability to The Hertz Corporation.

-	This benefit will apply for a maximum of 15 years post retirement or to the age of eighty, whichever is greater, subject to satisfying other requirements of this policy.

-	Participant must complete vehicle evaluation summaries on the assigned vehicle as required by the Company.

Surviving Spouse

-
If a participant should die and his or her spouse was living with him or her at the time, the title will be transferred for the vehicle then assigned to the surviving spouse. Any tax liability associated with this transfer will be the responsibility of the surviving spouse.

Administration

-	The Senior Vice President of Human Resources for The Hertz Corporation will be responsible for ensuring that this policy is properly implemented and administered to comply with the provisions.

-	The Hertz Corporation reserves the right to end, suspend, or amend this policy at any time, in whole or in part.

-	The approval of any changes to end, suspend or modify this policy resides with the Compensation Committee of The Hertz Corporation.

SCHEDULE 4B
HERTZ RETIREE RENTALS PROGRAMME
Procedure Title:
Hertz Retiree Rentals
Procedure Owner:
Chief Human Resources Officer
Process Owner:
Senior Vice President, Compensation and Benefits
Executive Summary

•	This Worldwide procedure explains the processing of rentals to Hertz Retiree cardholders.

•
Eligible retirees of the Hertz Corporation are issued Gold Hertz Retiree (GHR) cards by the Global Credit Card Department to facilitate future complimentary rentals of Hertz vehicles at Corporate locations worldwide (Section A.1). Retiree eligibility requirements are summarized in Section B.

•
A retiree’s spouse/domestic partner and children (who are a minimum of 20 years of age in North America, 21 years in Europe and 25 years in Australia/New Zealand), with a valid driver’s license, qualify as additional operators of the vehicle (Section D.2).

•
Reservations must be made at least 24 hours in advance of pickup and only by calling any Hertz Reservations Center or accessing the Hertz Internet website and providing their # 1 Club number (Section C.1).

•	The renting location will follow all normal Gold procedures in preparing and executing the rental (Section D.1).

•
Limitations and exclusions are listed in Section F. This procedure applies only to eligible retirees (cardholders) during their lifetime; benefits cannot be passed onto surviving spouses/domestic partners or children (Section F.8)

Key Revisions
This procedure has been updated to:

•	Remove references to HERC and Brazil.

•	Clarify that employees terminated for cause, regardless of retirement benefit eligibility, are not eligible for the Gold Hertz Retiree (GHR) Program.
Procedure
No    Subject    Date
W2-48    Hertz Retiree Rentals    May 8, 2018

Scope:	This Worldwide Procedure applies to all Divisions and Subsidiaries of The Hertz Corporation.

Purpose:	To establish a policy for, and explain the processing of, rentals to Hertz Retiree cardholders.

Index:	A. General
B.    Eligibility
C.    Reservation Process
D.    Rental & Return Process
E.    Processing the Rental Invoice
F.    Limitations/Exclusions
Procedure:
A.    General

1.
Eligible retirees of the Hertz Corporation as defined in Section B are issued Gold Hertz Retiree (GHR) cards by the Global Credit Card Department upon approval by their responsible Corporate Human Resources Department (Estero for North America; HEL for Europe; Australia Human Resources for Australia/New Zealand), to facilitate their future complimentary rentals of Hertz vehicles at Corporate locations worldwide.

Note: The GHR card cannot be used at Licensee locations.

2.
A GHR card has no expiration date, is valid for the life of the cardholder and is a Hertz Direct Bill Charge Card. A valid driver’s license and a confirmed reservation entitles the cardholder to rent any authorized vehicle in the fleet at most Corporate locations worldwide for a period of up to 21 consecutive days subject to fleet availability (refer to Section F).

3.	Any rental paid using any other type of credit card will not be reimbursed under this policy.
B.    Eligibility

1.	To be eligible for a GHR card, an employee must meet either of the following criteria at time of retirement:

a.
Region or Senior Vice President/Country General Manager or above - any combination of age and service above age 55, which equals 77 or more total years satisfies eligibility requirement for this category of employee.

OR

b.
Any exempt classification (U.S. Salary Grade 10 or above) and foreign classifications equivalent to the U.S. exempt/salaried employees - any combination of age and service above age 55 which equals 87 or more total years satisfies eligibility requirements for this category of employee.

2.	Retiree must obtain a Gold Retiree Card and must be or become a #1 Club Gold member.

a.	To initiate issuance of a Gold Retiree Card, the Retiree must contact their local Human Resources manager who will submit the Retiree’s request to the responsible Corporate Human Resources Department.

b.	Once eligibility has been confirmed, the Retiree will receive a confirmation letter from their responsible Corporate Human Resources Benefits Department.

c.	A link to the Gold enrollment form will be included in the confirmation letter.

3.
Retiree must sign a Hertz Retiree Gold Acknowledgment Form acknowledging that the retiree has received a copy of this procedure and understands and agrees to all conditions, limitations and exclusions. A copy of this form, which will specify the car class/group the retiree is entitled to rent under this procedure, will be included with the confirmation letter, along with instructions on returning the completed form to the appropriate area for processing. The completed form will be retained on file with the appropriate processing area (refer to Section E.1) until the retiree is deceased, and must be properly stored in a secure location (e.g., locked room or file cabinet) with access limited to authorized personnel. Rentals of vehicles in higher classes/groups will be ineligible under this policy unless renting location substitutes a higher class/group vehicle due to fleet mix/availability.

4.	Vehicles rented under the GHR program may only be used for personal reasons. Under no circumstances may vehicles be used for subsequent employment or other business purposes.
C.    Reservation Process

1.
Cardholders must place a reservation at least 24 hours in advance of pickup by either calling any Hertz Reservations Center or accessing the Hertz Internet website and providing their #1 Club number. Reservations cannot be placed through a travel agent, airline reservations center or other commissionable booking source.

2.	If confirmed, the reservations will be processed as a Hertz #1 Club Gold reservation and will appear on the Gold manifest.

3.	The Rate Engine will apply the Best Rate (Hertz Employee Rate or other rate as determined by the Rate Engine) to the reservation/rental.
D.    Rental & Return Process

1.	The renting location will follow all normal Gold procedures in preparing and executing the rental.

2.
Retiree’s spouse/domestic partner and children (who are a minimum of 20 years of age in North America, 21 years in Europe and 25 years in Australia/New Zealand), with a valid driver’s license, qualify as additional operators of the vehicle.

3.	At return, the cardholder may use any of the available return functions (i.e., Counter Return, Express Return, Instant Return or Self Service Return).

4.	Charges will be computed and the cardholder given a receipt showing HCC as the form of payment.
E.    Processing the Rental Invoice

1.
Cardholders (in North America only) must e-mail their name and rental agreement (RA) number (including rental location and rental date) within thirty (30) days of rental completion to the following e-mail address: RetireeRentals@Hertz.com. Phone calls and emails to specific administrators will no longer be accepted. In all other countries (and alternatively in North America), the cardholder may submit the RA within thirty (30) days of rental completion to the applicable address noted below as determined by the Retiree’s home address.

a.    North America:
Senior Director, F&A Global Transition Leader
The Hertz Corporation
14501 Hertz Quail Springs Parkway
Oklahoma City, OK 7 3134

b.    Europe:
Manager, Credit and Collections
Hertz European Services Centre Ltd.
Swords Business Park
Swords Co. Dublin,
Ireland

c.    Australia:
Finance Business Partner, Australia and New Zealand
Hertz Australia Pty Limited
PO Box 181
South Melbourne 3205

d.    New Zealand:
Country Manager
Hertz New Zealand Limited
801 Wairakei Rd
Christchurch. 8053

2.
The Senior Director, F&A Global Transition Leader (North America)/Manager, Credit and Collections (Europe)/Asia Pacific Finance Business Partner (Australia/New Zealand) will process the rental charges consistent with approved accounting/tax procedures for complimentary rentals.

3.	All revenue and expenses relating to retiree rentals will be credited and charged at the city level under normal Hertz operating practices and procedures.

4.	Sales tax relating to retiree rentals will be charged to the renting location.

5.	Revenues (exclusive of Sales tax) will be “written-off’ to the city location where the revenue was originally credited.
F.    Limitations/Exclusions

1.	Rentals at Hertz Licensee locations are not covered by this procedure.

2.	Rentals and returns at Hertz Corporate locations within 150 miles/241 kilometers of the cardholder’s permanent residence are not covered by this Procedure.

3.
Each rental cannot exceed 21 consecutive days. There is no required interval between rentals, if the next rental occurs at a location at least 150 miles/241 kilometers from the previous rental or return location.

Note: If the next rental is at a location fewer than 150 miles/241 kilometers from the previous rental or return location, there is a 30-day waiting period.
4.    Cardholders may not have overlapping rentals (i.e., not more than one (1) vehicle on rent at any point in time).
5.    Retiree rentals are limited to 90 rental days per calendar year. However, retirees are eligible for the current Hertz employee discounted rate after the 90 rental day limit has been reached. These rentals will be billed and invoiced to the mailing address or email address on file, and payment is due within ten (10) days. Violation of these payment terms may result in termination of the Retiree benefit, as well as the GHR card provided to the Retiree.
6.    Cardholders must decline LDW and LIS as Hertz automatically provides such coverage for GHR cardholders renting in accordance with this procedure. Cardholders must also decline other optional services such as FPO, LIS, PAIIPEC, etc., or purchase such optional services at their own expense. Discounts are not applicable on optional services.
7.    Refueling must be completed prior to the return of the vehicle. If the vehicle is returned without refueling, the retiree must pay the standard customer cost of refueling, including tax (where applicable). Discounts are not applicable on fuel.
8.    All vehicle accidents and losses, regardless of the circumstances must be reported immediately to the police and to Hertz. A copy of the police report must accompany the Vehicle Incident/Accident Report form (available on hertz.com).
9.    The Corporation reserves the right to cancel any GHR card in the event cardholder:

a.	Is determined to have had an excessive accident or loss experience with vehicles obtained in accordance with this Procedure.

b.	Is convicted of a felony.

c.	Is employed by, or provides consulting services to, a Hertz competitor.
10.    This procedure applies only to eligible retirees (cardholders) during their lifetime; benefits cannot be passed onto surviving spouses/domestic partners or children.
11.    Employees who are terminated for cause, regardless of retirement benefit eligibility, are not eligible for the Gold Hertz Retiree (GHR) Program.
12.    The Corporation reserves the right to amend, modify or terminate this benefit in whole or in part at any time, for any reason, at its sole discretion.

Approvals:

Approval Departments and Contact Names
Owner	Michael Harrison
Human Resources	Jane Manning and Karen Gittleman
Legal	Randy White

SCHEDULE 5
LIST OF STOCK OPTION GRANTS

M.Taride										CLOSING STOCK PRICE ON 1/11/2019
Equity Payout Upon Termination March 31, 2019										$16.12

GRANT DATE	GRANT TYPE	ORIGINAL GRANT	TERMS	PORTION TO VEST IN MARCH 2019(Based on Grant Date)	ELIGIBLE UNITS	March 2019 Vesting (Units)	March 2019 Vesting ($)	PREVIOUSLY VESTED	UNITS CANCELLED UPON TERMINATION	NOTES	PAYOUT DATE
3/2/2018	HTZ-Restricted Stock Units	18,049	Vest 1/3 annually, beginning 3/2/2019	Tranche #1	6,016	6,016	$96,978	—	12,033	RSU Portion of 2018 LTI Grant	On 3/2/19
3/2/2017	HTZ- Restricted Shares	14,421	Vest 1/3 annually, beginning 3/2/2018	Tranch #2	4,807	4,807	$77,489	4,806	4,808	RSU Portion of 2017 LTI Grant	On 3/2/19
3/3/2016	HTZ-Restricted Stock Units	16,263	Cliff Vesting, 3/3/2019	Full Award	16,263	16,263	$262,160	—	—	RSU Portion of 2016 LTI Grant	On 3/3/19
3/2/2018	HTZ- Performance Units	54,146	Cliff Vesting, 3/3/2021	Forfeit	54,146	—	$—	—	54,146	Forfeit on Termination	Forfeit
3/2/2017	HTZ- Performance Shares*	43,263	Company Performance Metrics	Performance Metrics Not Met	43,263	—	$—	—	43,263	Forfeit due to Company performance	Forfeit
3/3/2016	HTZ- Performance Units EBITDA	9,148	Company Performance Metrics	Performance Metrics Not Met	9,148	—	$—	—	9,148	Forfeit due to Company performance	Forfeit
3/3/2016	HTZ- Performance Units EBITDA MARGIN	9,147	Company Performance Metrics	Performance Metrics Not Met	9,147	—	$—	—	9,147	Forfeit due to Company performance	Forfeit
3/3/2016	HTZ- Performance Units NPS	6,098	Cliff Vesting, 3/3/2019	Full Award	6,098	6,098	$98,300	—	—	Payout at end of year 3 (2019) based on actual performance	On 3/3/19
TOTAL AWARD POTENTIAL		170,535			148,888	33,184	$534,926	4,806	132,545
	*2017 Performance Shares Original Grant shown differs from statement amount due to 150% of share allocation

	No additional shares scheduled to vest before 3/2/2020

Hertz Stock Options
GRANT DATE	ORIGINAL GRANT	Units Vested	UNITS CANCELLED UPON TERMINATION	Strike Price	Terms
3/4/2010	8,015	8,015	—	$38.45	Vested options exercisable earlier of 90 days from Term Date or 3/4/2020 expiration date
3/1/2011	10,879	10,879	—	$57.86	Vested options exercisable earlier of 90 days from Term Date or 3/1/2021
2/17/2015	25,689	25,689	—	$93.09	Vested options exercisable earlier of 90 days from Term Date or 2/17/2020
3/2/2017	34,215	17,107	17,108	$22.19	Vested options exercisable 90 days from Term Date
3/2/2018	31,385	7,846	23,539	$17.73	Vested options exercisable 90 days from Term Date

SCHEDULE 6
Pensions
HERTZ EUROPE LIMITED - DIRECTORS' PENSION INFORMATION YEAR ENDING 31 DECEMBER 2018
Mr M Taride (Late retirement increase applying in respect of the period between age 60 and assumed retirement/measurement date)

	Accrued pension as at date of exit (30/06/2011) (1)	Increase in accrued pension over the year (2)	Present Value of accrued pension at 31/12/2018 (3)	Present Value of accrued pension at 31/12/2017 (4)	Change in present value of accrued pension over the year (5) = (3) – (4)	Increase in accrued pension over the year net of inflation (6)	Present Value of increase in accrued pension shown in (2) (7)	Present Value of increase in accrued pension net of inflation shown in (6) (8)
Hertz UK Pension Plan	£48,600	£3,320	£1,487,000	£1,603,000	-£116,000	£1,570	£80,000	£38,000
Hertz Supplementary Plan	£70,788	£4,350	£1,323,000	£1,358,000	-£35,000	£2,740	£71,350	£45,000
Notes:

1.
The accrued pensions in (1) reflect the deferred pension at the Member's date of exit from the Plans (30 June 2011), when the Hertz UK Pension Plan (the "Main Plan") closed to further accrual. We have assumed, as instructed by Hertz, that future accrual under the Hertz Supplementary Plan (the "Supplementary Plan") also ceased with effect from 30 June 2011.

2.	Mr Taride was over age 60 (his Normal Retirement Age under both the Main Plan and the Supplementary Plan) at 31 December 2018 but has not retired from either plan.

3.
For the purpose of the illustrations, the benefits in the Main Plan are assumed to be in line with the rules of the plan. As previously instructed, the Supplementary Plan benefits have been assumed to be a non-increasing single life pension payable from retirement (Normal Retirement Age of 60) with no attaching spouse's benefit on death and no revaluation in the period from 30 June 2011 to the date the benefit commences payment. However, for the purposes of this illustration, it has been assumed that a late retirement increase is applied from age 60 (with the late retirement increase being in line with the factor applying for the Main Plan).

4.
The present values are calculated as at 31 December using the US GAAP accounting basis as used for the end of year disclosures provided for the Company accounts as summarised out below (further detail is provided in Adrian Gibbons' assumptions paper dated 29 November 2018).

SCHEDULE 7
RESIGNATIONS

Letter of Resignation
To:    The Directors
Hertz Europe Limited
Hertz House
11 Vine Street
Uxbridge
Middlesex
UB8 1QE

4 March 2019
Dear Sir
Hertz Europe Limited (the “Company”)
I hereby resign as a director of the Company with effect from 04 March 2019.

In witness whereof this letter has been delivered the day and year first before written.

SIGNED as a DEED by Michel Maurice Taride in the presence of:	}	[signature of director] /s/ MICHEL TARIDE

[signature of witness] /s/ EMILY KNIGHT
Name: Emily Knight
Address: Flat 9, 49 Clark Street, EI3HS
Occupation: Solicitor

Letter of Resignation
To:    The Directors
Daimler Hire Limited
Hertz House
11 Vine Street
Uxbridge
Middlesex
UB8 1QE

4 March 2019
Dear Sir
Daimler Hire Limited (the “Company”)
I hereby resign as a director of the Company with effect from 04 March 2019.

In witness whereof this letter has been delivered the day and year first before written.

SIGNED as a DEED by Michel Maurice Taride in the presence of:	}	[signature of director] /s/ MICHEL TARIDE

[signature of witness] /s/ EMILY KNIGHT
Name: Emily Knight
Address: Flat 9, 49 Clark Street, EI3HS
Occupation: Solicitor

Letter of Resignation
To:    The Directors
Hertz Holdings III UK Limited
Hertz House
11 Vine Street
Uxbridge
Middlesex
UB8 1QE

4 March 2019
Dear Sir
Hertz Holdings III UK Limited (the “Company”)
I hereby resign as a director of the Company with effect from 04 March 2019.

In witness whereof this letter has been delivered the day and year first before written.

SIGNED as a DEED by Michel Maurice Taride in the presence of:	}	[signature of director] /s/ MICHEL TARIDE

[signature of witness] /s/ EMILY KNIGHT
Name: Emily Knight
Address: Flat 9, 49 Clark Street, EI3HS
Occupation: Solicitor